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                                                                Exhibit 3.1(i)

                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                            NATIONAL PROCESSING, INC.



                                    ARTICLE I
                                    ---------

  The name of the corporation is National Processing, Inc. (the "Corporation").


                                   ARTICLE II
                                   ----------

         The place in the State of Ohio where the Corporation's principal office is located is the City of Cleveland, Cuyahoga County.


                                   ARTICLE III
                                   -----------

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.


                                   ARTICLE IV
                                   ----------

         A. AUTHORIZED CAPITAL STOCK. The Corporation is authorized to issue 100,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, without par value ("Preferred Stock"), and 95,000,000 shares of common stock, without par value ("Common Stock").

         B. PREFERRED STOCK. The Board of Directors shall have authority to issue Preferred Stock from time to time in one or more classes or series. The express terms of shares of a different series of any particular class shall be identical except for such variations as may be permitted by law.

         C. COMMON STOCK. Subject to any Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of Common Stock held of record by such holder as of the record date for such meeting.



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                                    ARTICLE V
                                    ---------

         The Board of Directors shall be authorized hereby to exercise all powers now or hereafter permitted by law providing rights to the Board of Directors to adopt amendments to these Amended Articles of Incorporation to fix or change the express terms of any unissued or treasury shares of any class, including, without limiting the generality of the foregoing: division of such shares into series and the designation and authorized number of shares of each series; voting rights of such shares (to the extent now or hereafter permitted by law); dividend or distribution rate; dates of payment of dividends or distributions and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of the same series or any other class or series; all as may be established by resolution of the Board of Directors from time to time (collectively, a "Preferred Stock Designation").


                                   ARTICLE VI
                                   ----------

         Except as may be provided in any Preferred Stock Designation, holders of shares of capital stock of the Corporation shall not be entitled to cumulative voting rights in the election of directors.


                                   ARTICLE VII
                                   -----------

         Except as may be provided in any Preferred Stock Designation, no holder of any shares of capital stock of the Corporation shall have any preemptive right to acquire any shares of unissued capital stock of any class or series, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of capital stock.


                                  ARTICLE VIII
                                  ------------

         The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire capital stock of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in any Preferred Stock Designation at the time of such purchase or acquisition.


                                   ARTICLE IX
                                   ----------

         The Corporation shall not engage in any activity, or own, control or have the power to vote more than 5% of any class of voting securities of any company engaged in any activity (i) for which the Bank Holding Company Act of 1956, 12




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U.S.C. secs. 1841 et seq. (or any successor thereto) (the "Act"), requires any person controlling the Corporation to receive prior approval from the Board of Governors of the Federal Reserve System without such approval having been obtained or (ii) that would cause the Corporation or any affiliate of the Corporation to violate any regulation, administrative ruling or court order made pursuant to the Act. In the event that, at any time, it is determined that an activity conducted by the Corporation or any subsidiary of the Corporation or the ownership, control, or power to vote more than 5% of any class of voting securities of any corporation by the Corporation or any subsidiary of the Corporation does not comply with the requirements of the preceding sentence, the Corporation shall take all reasonable steps to cease such activity, or to divest such securities, immediately. All terms used in this Article IX that are defined in or pursuant to the Act shall have the meanings assigned to them in or pursuant to the Act. Notwithstanding anything to the contrary contained in these Amended Articles of Incorporation, the affirmative vote of the holders of at least 95.1% of the voting power of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article IX.


                                    ARTICLE X
                                    ---------

         Notwithstanding anything to the contrary contained in these Amended Articles of Incorporation, but subject to Article IX, the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article VIII or this Article X; provided, however, that this Article X shall not alter the voting entitlement of shares that, by virtue of any Preferred Stock Designation, are expressly entitled to vote on any amendment to these Amended Articles of Incorporation. For purposes of these Amended Articles of Incorporation, "voting power of the Corporation" means the aggregate voting power of (1) all the outstanding shares of Common Stock of the Corporation and (2) all the outstanding shares of any class or series of capital stock of the Corporation that has (i) rights to distributions senior to those of the Common Stock including, without limitation, any relative, participating, optional, or other special rights and privileges of, and any qualifications, limitations or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.


                                   ARTICLE XI
                                   ----------

         Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Amended Articles of Incorporation in the office of the Secretary of State of Ohio.




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